FOR IMMEDIATE RELEASE GATX CORPORATION ANNOUNCES RETIREMENT OF DEBORAH A. GOLDEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY; BOARD APPOINTS BRIAN L. GLASSBERG AS SUCCESSOR CHICAGO, Sept. 20, 2022 − Deborah A. Golden, executive vice president, general counsel and corporate secretary of GATX Corporation (NYSE:GATX), has elected to retire effective Nov. 30, 2022. Ms. Golden joined GATX in 2006 as vice president and general counsel. Brian L. Glassberg, currently deputy general counsel of GATX, has been appointed executive vice president, general counsel and corporate secretary effective Dec. 1, 2022. “Since joining GATX, Deb has been instrumental in every facet of our business,” said Robert C. Lyons, president and chief executive officer of GATX. “Her legal expertise and broad business skills contributed greatly to GATX’s success during her tenure. Importantly, Deb is one of the strongest mentors at GATX, and she has built an outstanding law department. Deb and Brian Glassberg have worked together closely for years, which will help ensure a smooth transition.” On the promotion of Mr. Glassberg, Mr. Lyons stated, “Brian is well-positioned to assume the role of general counsel and corporate secretary. He has been a key contributor to multiple strategic initiatives at GATX over the years. Brian is highly respected by his colleagues, our customers and our partners. I am confident in his ability to lead our legal and compliance functions as GATX continues to expand globally.” Mr. Glassberg joined GATX in 2011 as assistant general counsel and has since served in various leadership roles in the law department. As deputy general counsel, he has responsibility for corporate governance, securities and international matters in addition to overseeing and providing legal support for all North American railcar and locomotive commercial and transactional matters. Prior to joining GATX, Mr. Glassberg was a corporate attorney at Latham & Watkins, LLP. Mr. Glassberg earned his J.D. from Harvard Law School and his bachelor’s degree in history from the University of Maryland. COMPANY DESCRIPTION At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. GATX has been headquartered in Chicago, Illinois since its founding in 1898. NEWS RELEASE

Page 2 AVAILABILITY OF INFORMATION ON GATX'S WEBSITE Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab. FOR FURTHER INFORMATION CONTACT: GATX Corporation Shari Hellerman Senior Director Investor Relations, ESG, and External Communications 312-621-4285 shari.hellerman@gatx.com (09/20/2022)